Exhibit 99.1

Arbinet Announces First Quarter Financial Results

NEW BRUNSWICK, N.J., May 8, 2008—Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today reported financial results for the first quarter ended March 31, 2008.

First quarter 2008 fee revenues were $13.0 million, a 4.3% increase over fourth quarter 2007 and 2.5% better than the first quarter of 2007. A total of 3.49 billion minutes were bought and sold on Arbinet’s exchange in the first quarter 2008, compared to 3.62 billion minutes in the first quarter 2007. Arbinet completed 452.8 million calls during the first quarter 2008, compared to 441.7 million calls in the first quarter 2007. First quarter 2008 trading revenue and related costs each declined approximately $17.0 million or 13.2% compared to the same quarter in 2007, reflecting a reduction in the number of minutes and a lower average trade rate of minutes transacted through the platform.

First quarter 2008 net loss from continuing operations was ($38) thousand or ($0.00) per diluted share, compared to a net loss from continuing operations of ($1.4) million or ($0.06) per diluted share in the first quarter 2007. As stated in the fourth quarter announcement, the Company is in the process of divesting Broad Street Digital Limited, a license management platform for intellectual property rights and digital content distribution, and, accordingly, Broad Street’s results of operations and financial position were classified as discontinued operations.

William M. Freeman, President and Chief Executive Officer of Arbinet, said, “We made great strides in what was expected to be a transitional quarter for us as we laid the groundwork for many of the new initiatives we will be launching in the coming quarters. We gained new members each month and ended the quarter with 1,045 members. In March, we also experienced the highest revenue month since the Company’s inception. We are pleased with our performance to date and look forward to rolling out our new products and services.”

Quarterly Conference Call

Arbinet will host a conference call to discuss its first quarter 2008 results at 5:00 p.m. Eastern Time today. The dial-in number for the live audio call beginning at 5:00 p.m. Eastern Time is 888-562-3654, or 973-582-2703 for international callers; the passcode is 45725033. A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com.

A replay of the call will be available from 8:00 p.m. Eastern Time on Thursday, May 8, 2008 through midnight on May 22, 2008 at http://www.arbinet.com and by telephone at 800-642-1687, or 706-645-9291 for international callers; the passcode is 45725033.

About Arbinet

Arbinet is a leading provider of solutions to simplify the exchange of digital communications in a converging world. The Company operates the world’s largest electronic market for trading, routing and settling communications capacity. Through its managed service offerings, Arbinet provides solutions to simplify the increased complexity of routing calls across traditional and VoIP networks.

Arbinet’s 1,045 voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2008. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

For more information about Arbinet’s solutions visit http://www.arbinet.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to effectively divest Broad Street Digital Limited; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchange SM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; and Arbinet’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO

Arbinet-thexchange, Inc.

732-509-9230

Andrea Priest / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ARBINET—THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2008
	($ in thousands, except per share data)
Trading revenues	$129,520	$112,442
Fee revenues	12,643	12,959

Total revenues	142,163	125,401
Cost of trading revenues	129,561	112,470

	12,602	12,931

Costs and expenses:
Operations and development	5,003	5,742
Sales and marketing	2,000	2,211
General and administrative	4,462	3,386
Depreciation and amortization	2,053	1,830
Reserve for litigation	1,150	—

Total costs and expenses	14,668	13,169

(Loss) from operations	(2,066)	(238)

Interest income	792	418
Interest expense	(331)	(166)
Other income (expense), net	264	29

Income (loss) before income taxes	(1,341)	43
Provision for income taxes	86	81

(Loss) from continuing operations	$(1,427)	$(38)
Discontinued operations:
(Loss) from discontinued operations, net of income tax of $0 in 2007 and $11 in 2008	(449)	(412)
Net (loss)	$(1,876)	$(450)
Net (loss) attributable to common stockholders	$(1,876)	$(450)
Basic net (loss) per share:
Continuing operations	$(0.06)	$—
Discontinued operations	$(0.02)	$(0.02)
Net (loss)	$(0.08)	$(0.02)
Diluted net (loss) per share:
Continuing operations	—	—
Discontinued operations	—	—
Net (loss)	—	—
Dividends declared per common stock share	—	$(0.40)
Shares used in computing basic net (loss) per share	25,430,319	24,918,630
Shares used in computing diluted net (loss) per share	25,430,319	24,918,630
Other comprehensive income:
Cumulative unrealized loss in available-for-sale securities	(1)	13
Foreign currency translation adjustment	6	11

Comprehensive (loss)	$(1,871)	$(426)

ARBINET—THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2007	As of March 31, 2008
	($ in thousands, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$28,383	$18,256
Marketable securities	20,344	12,574
Trade accounts receivable, (net of allowance of $1,481 and $1,614 at December 31, 2007 and March 31, 2008, respectively)	28,416	31,042
Prepaids and other current assets	2,362	4,022
Current assets of discontinued operations	269	183

Total current assets	79,773	66,077

Property and equipment, net	23,002	22,457
Security deposits	2,430	2,430
Intangible assets, net	2,018	1,946
Goodwill	2,196	2,193
Other assets	75	55
Long term assets of discontinued operations	439	656

Total assets	$109,934	$95,814

Liabilities & Stockholders' Equity
Current Liabilities:
Capital lease obligations-current portion	$7	$2
Notes payable	493	75
Due to Silicon Valley Bank	285	653
Accounts payable	16,123	15,316
Deferred revenue	2,499	2,214
Accrued expenses and other current liabilities	8,250	7,400
Current liabilities of discontinued operations	334	155

Total current liabilities	27,991	25,815

Other long-term liabilities	2,282	1,892

Total liabilities	30,273	27,707

Stockholders' Equity
Preferred Stock, 5,000,000 shares authorized	—	—
Common Stock, $0.001 par value, 60,000,000 shares authorized, 26,355,641 and 26,570,562 shares issued and outstanding, respectively	26	27
Additional paid-in-capital	181,644	172,286
Treasury Stock, 674,233 and 836,997 shares, respectively	(4,613)	(6,394)
Accumulated other comprehensive loss	(455)	(431)
Accumulated deficit	(96,941)	(97,381)

Total Stockholders' Equity	79,661	68,107

Total Liabilities & Stockholders' Equity	$109,934	$95,814